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                                                                     EXHIBIT 4.4




                       FIRST AMENDMENT TO CREDIT AGREEMENT


            THIS FIRST AMENDMENT TO CREDIT AGREEMENT (herein called this "Amendment") made as of the ____ day of August, 1998 by and between Gulfport Energy Corporation, a Delaware corporation, formerly known as WRT Energy Corporation, a Delaware corporation ("Borrower"), and ING (U.S.) Capital Corporation, a Delaware corporation ("Lender"),

                              W I T N E S S E T H:

            WHEREAS, Borrower and Lender have entered into that certain Credit Agreement dated as of July 10, 1997 (as amended, supplemented, or restated, the "Original Agreement"), for the purposes and consideration therein expressed, pursuant to which Lender made loans to Borrower as therein provided; and

            WHEREAS, Borrower and Lender desire to amend the Original Agreement as set forth herein;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans which may hereafter be made by Lender to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I.

                           Definitions and References

            Section 1.1 Terms Defined in the Original Agreement; Exhibits. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment. All Exhibits attached to this Amendment are a part hereof for all purposes.

            Section 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2.

                    "Amendment" means this First Amendment to Credit Agreement.

                    "Amendment Documents" means this Amendment, the
            Subordination Agreement, and the Warrant Agreement.

                    "Credit Agreement" means the Original Agreement as amended hereby.

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            "Napoleonville Field" means the oil, gas and/or other mineral properties and/or mineral rights located in Assumption Parish, Louisiana which are described in Exhibit B attached hereto.

            "Napoleonville Sale Agreement" means that certain Sale Agreement dated as of August 12, 1998 among Borrower and Plymouth Resource Group 1998, L.L.C. relating to the sale of the Napoleonville Field, which is attached hereto as Exhibit C.

            "Original Note" means that certain Promissory Note dated July 10, 1997 and payable to the order of Lender in the original principal amount of $15,000,000.

            "Outstanding DLB Receivable" means the sum of $1,581,208.94 plus all interest thereon whether accrued before or after the date hereof, which is the amount of all outstanding indebtedness owing pursuant to the Administrative Services Agreement as of the date hereof.

            "Private Placement" means a private placement of Borrower's shares of Common Stock, par value $0.01, in an aggregate amount of at least $7,500,000.

            "Rights Offering" means a registered public offering of Borrower's shares of Common Stock, par value $0.01, in an aggregate amount of at least $7,500,000.

            "Shareholder Line of Credit" means that certain line of credit agreement of even date herewith among Borrower, CD Holding Company L.L.C., Liddell Holdings Company, L.L.C., Liddell Investments, L.L.C., Wexford Special Situations 1996, L.P., Wexford Special Situations 1996 Institutional, L.P., Wexford Special Situations 1996, Limited, Wexford-Euris Special Situations 1996, L.P., Wexford Spectrum Investors, L.L.C., Wexford Capital Partners II, L.P., and Wexford Overseas Partners I, L.P., and the related promissory note in the amount of $3,000,000, copies of which are attached here to as Exhibit D.

            "Subordination Agreement" means the Subordination Agreement executed by DLB Equities, L.L.C., an Oklahoma limited liability company, and each of the Shareholders (as defined in the Shareholder Line of Credit), which is attached hereto as Exhibit E.

            "Tri-C" means Tri-C Resources, Inc., a Texas corporation.

            "Tri-C Contract Area" means the "Contract Area" as such term is defined in the Tri-C Farmout Agreement.

            "Tri-C Earned Interests" means that portion or those portions of the Tri-C Contract Area which Tri-C is or may from time to time become entitled to receive by way of assignment from Borrower pursuant to the terms and conditions of the Farmout Agreement.


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            "Tri-C Farmout Agreement" means that certain Option/Farmout
      Agreement dated March 28, 1998, by Borrower, as farmor, and Tri-C, as farmee, affecting Borrower's leasehold interests in various tracts in the West Cote Blanche Bay Field, which is attached hereto as Exhibit A.

            "Warrant Agreement" means the Warrant Agreement executed by Borrower, which is attached hereto as Exhibit F.


                                   ARTICLE II.

                             Amendments and Waivers

      Section 2.1. Negative Covenants. Section 5.2(n) of the Original Agreement is hereby deleted in its entirety. Lender hereby waives any violations of the Credit Agreement which have been asserted by Lender pursuant to that (i) certain letter dated as of May 19, 1998 from Lender to Borrower and (ii) that certain letter dated as of May 26, 1998 from Lender to Borrower (collectively, the "Letters"), provided that such waiver shall not apply to any violations of the covenants and provisions referred to in the Letters which may occur at any times other than the times specified in the Letters. Borrower hereby waives and releases Lender from any and all claims or liability of any kind whatsoever arising out of or relating to the Letters or the matters addressed therein.

      Section 2.2. Interest. The definition in the Original Note of "Fixed Rate Payment Date", which heretofore read as follows:

            " 'Fixed Rate Payment Date' means, with respect to any Fixed Rate
      Portion: (i) the day on which the related Interest Period ends and (ii) any day on which past due interest or past due principal is owed hereunder with respect to such Fixed Rate Portion and is unpaid. If the terms hereof or of the Credit Agreement provide that payments of interest or principal with respect to such Fixed Rate Portion shall be deferred from one Fixed Rate Payment Date to another day, such other day shall also be a Fixed Rate Payment Date."

is hereby amended in its entirety to read as follows:

            " 'Fixed Rate Payment Date' means, with respect to any Fixed Rate
      Portion: (i) the day on which the related Interest Period ends, (ii) the last day of each calendar month, beginning August 31, 1998, and (iii) any day on which past due interest or past due principal is owed hereunder with respect to such Fixed Rate Portion and is unpaid. If the terms hereof or of the Credit Agreement provide that payments of interest or principal with respect to such Fixed Rate Portion shall be deferred from one Fixed Rate Payment Date to another day, such other day shall also be a Fixed Rate Payment Date."


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            Section 2.3. Rights Offering and Private Placement.

            (a) Notwithstanding the provisions of Section 2.7(b) of the Credit Agreement requiring Borrower to immediately prepay the Loan in the amount of any cash proceeds (net of expenses) received by Borrower from the Rights Offering or the Private Placement, Lender hereby consents to the Rights Offering and the Private Placement (subject to subparagraph (b) below) and agrees to the application of the cash proceeds (net of expenses) as follows:

                (i) first, Borrower shall apply such proceeds to the payment in full of all obligations owing under the Shareholder Line of Credit;

                (ii) then, Borrower shall apply such proceeds to the payment in full of the Outstanding DLB Receivable; and

                (iii) last, Borrower shall use the remainder of such proceeds for drilling and other capital expenditures and for other working capital purposes.

            (b) Each of the following events shall constitute an Event of Default under the Credit Agreement:

                (i) Borrower fails to file a registration statement on Form S-1 relating to the Rights Offering (the "Registration Statement") with the Securities and Exchange Commission on or before August 31, 1998;

                (ii) the Securities and Exchange Commission fails to declare the
            Registration Statement effective on or before October 31, 1998; or

                (iii) the Rights Offering is not completed within thirty (30)
            days of the date the Registration Statement is declared effective by the Securities and Exchange Commission.

Notwithstanding the foregoing paragraph (b)(ii), if (and only if) the Securities and Exchange Commission fails to declare the Registration Statement effective on or before October 31, 1998, Borrower may in lieu of the Rights Offering complete the Private Placement by November 30, 1998, in which event no Event of Default shall be deemed to have occurred under such paragraph (b)(ii).

            Section 2.4. Shareholder Line of Credit. Subject to the terms and provisions of this Amendment, Lender hereby consents to the incurrence by Borrower of Debt under the Shareholder Line of Credit and waives any violations of the Loan Documents resulting therefrom; provided (i) that the Shareholder Line of Credit must be subordinated to all Obligations owing to Lender under the Credit Agreement pursuant to the Subordination Agreement, and (ii) that Borrower must borrow $2,000,000 under the Shareholder Line of Credit on the date hereof and immediately use such funds to prepay Borrower's principal payments to Lender which are due on September 30, 1998 and December 31, 1998 pursuant to Section
2.8 of the Credit Agreement. Additional borrowings by Borrower under the Shareholder Line of Credit may be used by Borrower for drilling and other capital expenditures and for other working


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capital purposes. Borrower will not agree to any amendment of the Shareholder
Line of Credit or waive any of its rights thereunder without the prior written consent of Lender.

      Section 2.5. Tri-C Farmout Agreement.

      (a) Subject to the terms and provisions of this Amendment, Lender hereby consents to Borrower entering into the Tri-C Farmout Agreement and waives any violations of the Loan Documents resulting therefrom; provided that such consent in no way makes the prior rights of Lender subject to or junior to the rights of Tri-C under the Tri-C Farmout Agreement. Borrower acknowledges and agrees that all of Borrower's rights in and to the Tri-C Farmout Agreement constitute "Collateral" under the Security Agreement and are subject to the terms of the Security Agreement and that Lender, as secured party, may enforce Borrower's rights under the Tri-C Farmout Agreement without assuming Borrower's obligations thereunder.

      (b) Upon Lender's receipt of (i) written notification from each of Borrower and Tri-C that Tri-C has earned an assignment of Tri-C Earned Interests under Paragraph 9(a) or (b) of the Tri-C Farmout Agreement, (ii) a copy of the assignment by Borrower to Tri-C of such Tri-C Earned Interests in accordance with the terms and conditions of the Tri-C Farmout Agreement, and (iii) any additional information reasonably requested by Lender evidencing that Tri-C has earned such Tri-C Earned Interest, Lender hereby agrees to execute an appropriate instrument, in recordable form, that releases Lender's Liens insofar and only insofar as the same burdens such Tri-C Earned Interests. The partial release contemplated by this Section 2.5 with respect to the Tri-C Earned Interests shall specifically exclude any interest of Borrower in the Tri-C Earned Interests that is to be reserved or retained by Borrower under the terms of the Tri-C Farmout Agreement. In all cases, the term "Tri-C Earned Interests" shall not include such reserved or retained interests of Borrower. Borrower will not agree to any amendment of the Tri-C Farmout Agreement or waive any of its rights thereunder without the prior written consent of Lender.

      Section 2.6. Napoleonville Field. Subject to the terms and provisions of this Amendment, Lender hereby consents to Borrower selling the Napoleonville Field pursuant to the terms and provisions of the Napoleonville Sale Agreement and waives any violations of the Loan Documents resulting therefrom; provided that Borrower shall immediately apply all proceeds of such sale to the prepayment of principal pursuant to the mandatory prepayment provisions of
Section 2.7 of the Credit Agreement.

      Section 2.7. Wellbore Farmout Agreement. Lender understands that Borrower is currently in negotiations with Plymouth Resource Group 1998, L.L.C. Resources, Inc. ("Plymouth") to farmout 15 wellbores in the West Cote Blanche Bay Field in exchange for an earned working interest or a reversionary interest. Lender will promptly review Borrower's proposed farmout agreement with Plymouth and, if Plymouth and the terms of such farmout agreement are acceptable to Lender (taking into account any changes proposed by Lender), Lender will, for no additional consideration, hereafter consent to such farmout agreement in a manner similar to Lender's consent herein to the Tri-C Farmout Agreement, provided that Lender's consent (if any) shall be limited to 15 wells only. If Lender fails to give its consent within 21 Business Days after this Amendment becomes effective, then Lender shall be entitled to receive only three-fourths of the shares of stock otherwise issuable under the Warrant


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Agreement (i.e., 1 1/2% of Borrower's shares on a fully diluted basis, rather than 2%), and Lender agrees that its rights under the Warrant Agreement are agreed to be subject to the foregoing limitation. Such reduction in the number of shares subject to the Warrant Agreement shall be Borrower's sole remedy if Lender fails to approve such farmout agreement within such time period, and Borrower agrees that Lender has no obligation to approve such farmout agreement and may give or withhold its approval in its discretion.


                                  ARTICLE III.

                           Conditions of Effectiveness

      Section 3.1. Effective Date. This Amendment shall become effective as of the date first above written when, and only when Lender shall have received all of the following, which (except for the payments described in paragraph (h) below) must be duly executed and delivered and in form, substance and date satisfactory to Lender:

      (a) This Amendment.

      (b) The Subordination Agreement.

      (c) The Warrant Agreement.

      (d) A certificate of the President and Secretary of Borrower dated the date of this Amendment (i) certifying that all of the representations and warranties set forth in Article IV hereof are true and correct at and as of the time of such effectiveness, (ii) certifying that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment and the other Amendment Documents and certifying the names and true signatures of the officers of Borrower authorized to sign this Amendment and the other Amendment Documents, (iii) certifying that attached thereto is a true and complete copy of the charter documents of Borrower, with all amendments thereto, certified by the appropriate official of Borrower's state of organization and the bylaws of Borrower, and (iv) certifying satisfaction of the conditions set out in subsections (f), (g), (i), and (k) of Section 3.2 of the Credit Agreement.

      (e) A written opinion of Lisa Holbrook, Esq., general counsel for Borrower, dated as of the date of this Amendment, addressed to Lender, to the effect that this Amendment and the other Amendment Documents have been duly authorized, executed and delivered by Borrower and that the Credit Agreement and the other Amendment Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws and to general principles of equity).

      (f) Such supporting documents as Agent may reasonably request.



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      (g) A written agreement wherein Tri-C shall agree that Borrower's rights in and to the Tri-C Farmout Agreement are transferable and assignable to Lender and Lender is acknowledged to be a third party beneficiary to the Tri-C Farmout Agreement.

      (h) Borrower shall have (i) paid Lender the amount of $53,000 in immediately available funds for application to accrued and estimated outside legal and engineering fees and expenses and (ii) paid to Lender for its own account the amount of $2,000,000 in accordance with the provisions of Section
2.4 hereof.


                                   ARTICLE IV.

                         Representations and Warranties

      Section 4.1. Representations and Warranties of Borrower. In order to induce Lender to enter into this Amendment, Borrower represents and warrants to Lender that:

      (a) The representations and warranties contained in Section 4.1 of the Original Agreement are true and correct at and as of the time of the effectiveness hereof as if made at such time.

      (b) Borrower is duly authorized to execute and deliver this Amendment and the other Amendment Documents and is and will continue to be duly authorized to perform its obligations under the Credit Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and the other Amendment Documents and to authorize the performance of the obligations of Borrower hereunder and thereunder.

      (c) The execution and delivery by Borrower of this Amendment and the other Amendment Documents, the performance by Borrower of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with any provision of law, statute, rule or regulation or of the certificate of incorporation and bylaws of Borrower, or of any material agreement, judgment, license, order or permit applicable to or binding upon Borrower, or result in the creation of any lien, charge or encumbrance upon any assets or properties of Borrower. Except for those which have been duly obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of this Amendment and the other Amendment Documents or to consummate the transactions contemplated hereby and thereby.

      (d) When duly executed and delivered, each of this Amendment, the Credit Agreement and the other Amendment Documents will be a legal and binding instrument and agreement of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws applying to creditors' rights generally and by principles of equity applying to creditors' rights generally.


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      (e) The audited annual Consolidated financial statements of Borrower dated as of December 31, 1997 and the unaudited quarterly Consolidated financial statements of Borrower dated as of June 30, 1998 fairly present the Consolidated financial position at such dates and the Consolidated statement of operations and the changes in Consolidated financial position for the periods ending on such dates for Borrower. Copies of such financial statements have heretofore been delivered to Lender. Since June 30, 1998, no material adverse change has occurred in the financial condition or businesses or in the Consolidated financial condition or businesses of Borrower.

                                   ARTICLE V.

                                  Miscellaneous

      Section 5.1. Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. The Loan Documents, as they may be amended or affected by the various Amendment Documents, are hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document shall be deemed to refer to this Amendment also, and any reference in any Loan Document to any other document or instrument amended, renewed, extended or otherwise affected by any Amendment Document shall also refer to such Amendment Document. The execution, delivery and effectiveness of this Amendment and the other Amendment Documents shall not, except as expressly provided herein or therein, operate as a waiver of any right, power or remedy of Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

      Section 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower herein shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of the Loan, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower hereunder or under the Credit Agreement to Lender shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

      Section 5.3. Amendment Fee. In consideration of Lender's entering into this Amendment, Borrower will pay to Lender a delayed amendment fee in the amount of $250,000, payable on July 11, 1999; provided that if all Obligations other than such fee owing pursuant to the Credit Agreement and all other Loan Documents have been paid in full on or before July 10, 1999, such amendment fee shall be permanently waived and need not be paid and all of Borrower's obligations pursuant to this Section 5.3 shall be terminated.

      Section 5.4. Warrants. In consideration of Lender's entering into this Amendment, Borrower will issue to Lender the Warrants.

      Section 5.5. Release of Liens. Borrower hereby covenants and agrees to pay to Lender in cash the value of all Liens filed by Production Management Corporation against the assets of any


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Related Person, including but not limited to the Liens listed in Exhibit G, which have not been released by the earliest of (i) the date which is ten (10) days following the date on which the Rights Offering is completed, (ii) forty
(40) days after the registration statement relating to the Rights Offering is declared effective by the Securities and Exchange Commission, or (iii) November 30, 1998.

      Section 5.6. Loan Documents. This Amendment and the other Amendment Documents are each a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto and thereto.

      Section 5.7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York and any applicable laws of the United States of America in all respects, including construction, validity and performance.

      Section 5.8. Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment.

      THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

                                    GULFPORT ENERGY CORPORATION



                                    By:
                                        --------------------------------------
                                        Mark Liddell
                                        President


                                    ING (U.S.) CAPITAL CORPORATION



                                    By:
                                        --------------------------------------
                                        Peter Y. Clinton
                                        Senior Vice President


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